Exhibit (17)(b)

Schedule of investments

October 31, 2012

ClearBridge Large Cap Value Fund

Security	Shares	Value
Common Stocks — 99.2%
Consumer Discretionary — 16.8%
Hotels, Restaurants & Leisure — 0.8%
McDonald’s Corp.	69,380	$6,022,184

Media — 12.9%
DISH Network Corp., Class A Shares	466,479	16,620,647
News Corp., Class A Shares	1,054,279	25,218,353
SES Global SA, FDR	299,554	8,289,495
Time Warner Cable Inc.	222,510	22,052,966
Time Warner Inc.	491,326	21,348,115

Total Media		93,529,576

Multiline Retail — 1.2%
Target Corp.	141,097	8,994,934

Specialty Retail — 1.9%
Home Depot Inc.	223,841	13,739,360

Total Consumer Discretionary		122,286,054

Consumer Staples — 12.2%
Beverages — 1.8%
Anheuser-Busch InBev NV, ADR	153,610	12,872,518

Food & Staples Retailing — 2.9%
CVS Caremark Corp.	453,708	21,052,051

Household Products — 1.9%
Kimberly-Clark Corp.	167,459	13,974,454

Tobacco — 5.6%
Altria Group Inc.	179,531	5,709,086
Lorillard Inc.	85,805	9,954,238
Philip Morris International Inc.	285,218	25,258,906

Total Tobacco		40,922,230

Total Consumer Staples		88,821,253

Energy — 11.1%
Energy Equipment & Services — 2.4%
Halliburton Co.	284,496	9,186,376
Transocean Ltd.	186,166	8,505,924

Total Energy Equipment & Services		17,692,300

Oil, Gas & Consumable Fuels — 8.7%
Apache Corp.	76,371	6,319,700
Chevron Corp.	195,285	21,522,360
Exxon Mobil Corp.	209,552	19,104,856
Royal Dutch Shell PLC, ADR, Class A Shares	132,852	9,097,705

See Notes to Financial Statements.

ClearBridge Large Cap Value Fund 2012 Annual Report

Schedule of investments (cont’d)

October 31, 2012

ClearBridge Large Cap Value Fund

Security	Shares	Value
Oil, Gas & Consumable Fuels — continued
Suncor Energy Inc.	217,259	$7,304,248

Total Oil, Gas & Consumable Fuels		63,348,869

Total Energy		81,041,169

Financials — 24.4%
Capital Markets — 3.2%
Bank of New York Mellon Corp.	315,818	7,803,863
State Street Corp.	339,062	15,111,993

Total Capital Markets		22,915,856

Commercial Banks — 6.9%
U.S. Bancorp	721,666	23,966,528
Wells Fargo & Co.	781,839	26,340,156

Total Commercial Banks		50,306,684

Consumer Finance — 3.4%
American Express Co.	262,975	14,718,711
Capital One Financial Corp.	164,034	9,869,926

Total Consumer Finance		24,588,637

Diversified Financial Services — 3.7%
JPMorgan Chase & Co.	653,984	27,258,053

Insurance — 7.2%
Loews Corp.	237,271	10,031,818
Marsh & McLennan Cos. Inc.	372,619	12,680,224
MetLife Inc.	235,662	8,363,644
Progressive Corp.	331,816	7,399,497
Travelers Cos. Inc.	199,037	14,119,685

Total Insurance		52,594,868

Total Financials		177,664,098

Health Care — 8.9%
Health Care Providers & Services — 1.4%
WellPoint Inc.	162,404	9,952,117

Pharmaceuticals — 7.5%
Johnson & Johnson	184,245	13,048,231
Merck & Co. Inc.	387,326	17,673,685
Novartis AG, ADR	130,247	7,874,734
Pfizer Inc.	369,662	9,193,494
Teva Pharmaceutical Industries Ltd., ADR	170,805	6,903,938

Total Pharmaceuticals		54,694,082

Total Health Care		64,646,199

See Notes to Financial Statements.

ClearBridge Large Cap Value Fund

Security	Shares	Value
Industrials — 9.6%
Aerospace & Defense — 3.4%
Honeywell International Inc.	280,375	$17,170,165
Raytheon Co.	138,636	7,841,252

Total Aerospace & Defense		25,011,417

Industrial Conglomerates — 4.2%
General Electric Co.	797,032	16,785,494
United Technologies Corp.	177,842	13,900,131

Total Industrial Conglomerates		30,685,625

Machinery — 2.0%
Illinois Tool Works Inc.	234,777	14,398,873

Total Industrials		70,095,915

Information Technology — 7.9%
Communications Equipment — 1.6%
Motorola Solutions Inc.	222,772	11,512,857

Computers & Peripherals — 0.5%
Hewlett-Packard Co.	239,904	3,322,670

Electronic Equipment, Instruments & Components — 1.3%
TE Connectivity Ltd.	305,561	9,832,953

IT Services — 2.1%
International Business Machines Corp.	80,503	15,660,249

Office Electronics — 1.0%
Xerox Corp.	1,119,783	7,211,402

Software — 1.4%
Microsoft Corp.	351,106	10,018,810

Total Information Technology		57,558,941

Materials — 2.9%
Chemicals — 1.4%
Air Products & Chemicals Inc.	132,286	10,256,134

Containers & Packaging — 1.5%
Crown Holdings Inc.	285,768	10,930,626	*

Total Materials		21,186,760

Telecommunication Services — 3.1%
Diversified Telecommunication Services — 3.1%
AT&T Inc.	246,629	8,530,897
CenturyLink Inc.	175,725	6,744,326
Verizon Communications Inc.	168,002	7,499,609

Total Telecommunication Services		22,774,832

See Notes to Financial Statements.

Schedule of investments (cont’d)

October 31, 2012

ClearBridge Large Cap Value Fund

Security			Shares	Value
Utilities — 2.3%
Multi-Utilities — 2.3%
Sempra Energy			233,614	$16,294,576

Total Investments before Short-Term Investments (Cost — $518,478,989)				722,369,797

	Rate	Maturity Date	Face Amount
Short-Term Investments — 1.0%
Repurchase Agreements — 1.0%
Interest in $552,780,000 joint tri-party repurchase agreement dated 10/31/12 with Deutsche Bank Securities Inc.; Proceeds at maturity — $7,487,067; (Fully collateralized by various U.S. government agency obligations, 0.000% to 6.250% due 11/23/12 to 11/2/40; Market value — $7,636,743) (Cost — $7,487,000)	0.320%	11/1/12	$7,487,000	7,487,000

Total Investments — 100.2% (Cost — $525,965,989#)				729,856,797

Liabilities in Excess of Other Assets — (0.2)%				(1,146,717)

Total Net Assets — 100.0%				$728,710,080

*	Non-income producing security.
#	Aggregate cost for federal income tax purposes is $527,602,186.

Abbreviations used in this schedule:

ADR	— American Depositary Receipts

FDR	— Foreign Depositary Receipts

See Notes to Financial Statements.

ClearBridge Large Cap Value Fund 2012 Annual Report

Statement of assets and liabilities

October 31, 2012

Assets:
Investments, at value (Cost — $525,965,989)	$729,856,797
Cash	48,363
Dividends and interest receivable	628,108
Receivable for Fund shares sold	398,315
Prepaid expenses	51,932

Total Assets	730,983,515

Liabilities:
Payable for securities purchased	953,550
Payable for Fund shares repurchased	490,294
Investment management fee payable	368,946
Service and/or distribution fees payable	102,507
Trustees’ fees payable	3,498
Accrued expenses	354,640

Total Liabilities	2,273,435

Total Net Assets	$728,710,080

Net Assets:
Par value (Note 7)	$364
Paid-in capital in excess of par value	587,216,941
Undistributed net investment income	199,862
Accumulated net realized loss on investments and foreign currency transactions	(62,597,895)
Net unrealized appreciation on investments	203,890,808

Total Net Assets	$728,710,080

Shares Outstanding:
Class A	14,631,954
Class B	113,835
Class C	2,223,004
Class I	19,454,667
Net Asset Value:
Class A (and redemption price)	$20.06
Class B*	$19.41
Class C*	$19.56
Class I (and redemption price)	$20.02
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$21.28

*	Redemption price per share is NAV of Class B and Class C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

ClearBridge Large Cap Value Fund 2012 Annual Report

Statement of operations

For the Year Ended October 31, 2012

Investment Income:
Dividends	$19,451,590
Interest	19,080
Less: Foreign taxes withheld	(281,306)

Total Investment Income	19,189,364

Expenses:
Investment management fee (Note 2)	4,115,541
Service and/or distribution fees (Notes 2 and 5)	1,177,297
Transfer agent fees (Note 5)	610,787
Registration fees	85,214
Fund accounting fees	66,385
Trustees’ fees	55,297
Shareholder reports	54,813
Audit and tax	33,136
Legal fees	29,369
Insurance	15,607
Custody fees	5,765
Miscellaneous expenses	9,842

Total Expenses	6,259,053

Net Investment Income	12,930,311

Realized and Unrealized Gain on Investments and Foreign Currency Transactions (Notes 1 and 3):
Net Realized Gain From:
Investment transactions	30,840,198
Foreign currency transactions	2,432

Net Realized Gain	30,842,630

Change in Net Unrealized Appreciation (Depreciation) on Investments	69,731,069

Net Gain on Investments and Foreign Currency Transactions	100,573,699

Increase in Net Assets from Operations	$113,504,010

See Notes to Financial Statements.

ClearBridge Large Cap Value Fund 2012 Annual Report

Statements of changes in net assets

For the Years Ended October 31,	2012	2011
Operations:
Net investment income	$12,930,311	$11,676,783
Net realized gain	30,842,630	31,378,110
Change in net unrealized appreciation (depreciation)	69,731,069	16,431,640

Increase in Net Assets From Operations	113,504,010	59,486,533

Distributions to Shareholders From (Notes 1 and 6):
Net investment income	(12,900,163)	(11,770,780)

Decrease in Net Assets From Distributions to Shareholders	(12,900,163)	(11,770,780)

Fund Share Transactions (Note 7):
Net proceeds from sale of shares	35,734,651	32,468,650
Reinvestment of distributions	11,065,629	10,031,680
Cost of shares repurchased	(87,856,733)	(114,410,692)

Decrease in Net Assets From Fund Share Transactions	(41,056,453)	(71,910,362)

Increase (Decrease) in Net Assets	59,547,394	(24,194,609)

Net Assets:
Beginning of year	669,162,686	693,357,295
End of year*	$728,710,080	$669,162,686
* Includes undistributed net investment income of:	$199,862	$167,282

See Notes to Financial Statements.

ClearBridge Large Cap Value Fund 2012 Annual Report

Financial highlights

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class A Shares[1]	2012	2011	2010	2009[2]	2008[3]	2007[3]
Net asset value, beginning of year	$17.35	$16.28	$15.06	$13.24	$21.34	$21.81
Income (loss) from operations:
Net investment income	0.33	0.27	0.27	0.21	0.29	0.28
Net realized and unrealized gain (loss)	2.71	1.07	1.23	1.84	(7.69)	0.49
Proceeds from settlement of a regulatory matter	—	—	0.03	—	—	—

Total income (loss) from operations	3.04	1.34	1.53	2.05	(7.40)	0.77

Less distributions from:
Net investment income	(0.33)	(0.27)	(0.31)	(0.23)	(0.27)	(0.28)
Net realized gains	—	—	—	—	(0.43)	(0.96)

Total distributions	(0.33)	(0.27)	(0.31)	(0.23)	(0.70)	(1.24)

Net asset value, end of year	$20.06	$17.35	$16.28	$15.06	$13.24	$21.34
Total return[4]	17.61%	8.26%	10.24%[5]	15.79%	(35.52)%	3.50%
Net assets, end of year (000s)	$293,451	$271,942	$280,712	$289,956	$290,115	$583,441
Ratios to average net assets:
Gross expenses	1.01%	1.01%	0.96%	0.98%[6]	0.95%	0.86%
Net expenses[7]	1.01	1.01	0.96	0.98 [6]	0.95	0.85 [8]
Net investment income	1.73	1.54	1.72	1.91 [6]	1.61	1.23
Portfolio turnover rate	11%	16%	19%	20%	23%	14%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period January 1, 2009 through October 31, 2009.
[3]	For the year ended December 31.
[4]

Performance figures, exclusive of sales charges, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]

The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 10.03%. Class A received $539,741 related to this distribution.

[6]	Annualized.
[7]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[8]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class B Shares[1]	2012	2011	2010	2009[2]	2008[3]	2007[3]
Net asset value, beginning of year	$16.79	$15.77	$14.63	$12.89	$20.79	$21.28
Income (loss) from operations:
Net investment income	0.13	0.08	0.12	0.11	0.12	0.10
Net realized and unrealized gain (loss)	2.61	1.03	1.15	1.78	(7.46)	0.47
Proceeds from settlement of a regulatory matter	—	—	0.36	—	—	—

Total income (loss) from operations	2.74	1.11	1.63	1.89	(7.34)	0.57

Less distributions from:
Net investment income	(0.12)	(0.09)	(0.49)	(0.15)	(0.13)	(0.10)
Net realized gains	—	—	—	—	(0.43)	(0.96)

Total distributions	(0.12)	(0.09)	(0.49)	(0.15)	(0.56)	(1.06)

Net asset value, end of year	$19.41	$16.79	$15.77	$14.63	$12.89	$20.79
Total return[4]	16.34%	7.05%	11.49%[5]	14.85%	(36.05)%	2.67%
Net assets, end of year (000s)	$2,210	$3,546	$5,081	$8,073	$12,146	$36,423
Ratios to average net assets:
Gross expenses	2.10%	2.10%	1.95%	1.87%[6]	1.81%	1.62%
Net expenses[7]	2.10	2.10	1.95	1.87 [6]	1.80 [8,9]	1.62 [8,9]
Net investment income	0.72	0.47	0.79	1.07 [6]	0.70	0.44
Portfolio turnover rate	11%	16%	19%	20%	23%	14%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period January 1, 2009 through October 31, 2009.
[3]	For the year ended December 31.
[4]

Performance figures, exclusive of CDSC, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]

The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 8.95%. Class B received $142,705 related to this distribution.

[6]	Annualized.
[7]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[8]	Reflects fee waivers and/or expense reimbursements.
[9]

As a result of a contractual expense limitation, effective March 5, 2007 until May 1, 2008, the ratio of expenses, other than brokerage, taxes and extraordinary expenses, to average net assets of Class B shares did not exceed 1.76%.

See Notes to Financial Statements.

ClearBridge Large Cap Value Fund 2012 Annual Report

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class C Shares[1]	2012	2011	2010	2009[2]	2008[3]	2007[3]
Net asset value, beginning of year	$16.93	$15.89	$14.70	$12.95	$20.88	$21.37
Income (loss) from operations:
Net investment income	0.18	0.13	0.14	0.13	0.16	0.11
Net realized and unrealized gain (loss)	2.63	1.05	1.21	1.78	(7.51)	0.48
Proceeds from settlement of a regulatory matter	—	—	0.04	—	—	—

Total income (loss) from operations	2.81	1.18	1.39	1.91	(7.35)	0.59

Less distributions from:
Net investment income	(0.18)	(0.14)	(0.20)	(0.16)	(0.15)	(0.12)
Net realized gains	—	—	—	—	(0.43)	(0.96)

Total distributions	(0.18)	(0.14)	(0.20)	(0.16)	(0.58)	(1.08)

Net asset value, end of year	$19.56	$16.93	$15.89	$14.70	$12.95	$20.88
Total return[4]	16.67%	7.44%	9.55%[5]	14.99%	(35.94)%	2.71%
Net assets, end of year (000s)	$43,485	$44,818	$52,164	$39,388	$41,205	$87,905
Ratios to average net assets:
Gross expenses	1.78%	1.79%	1.76%	1.71%[6]	1.66%	1.57%
Net expenses[7]	1.78	1.78 [8,9]	1.69 [8,9]	1.71 [6]	1.66 [8,10]	1.57 [8,10]
Net investment income	0.97	0.78	0.92	1.19 [6]	0.89	0.52
Portfolio turnover rate	11%	16%	19%	20%	23%	14%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period January 1, 2009 through October 31, 2009.
[3]	For the year ended December 31.
[4]

Performance figures, exclusive of CDSC, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]

The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 9.28%. Class C received $143,002 related to this distribution.

[6]	Annualized.
[7]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[8]	Reflects fee waivers and/or expense reimbursements.
[9]

As a result of a contractual expense limitation, effective December 21, 2009 until February 26, 2011, the ratio of expenses, other than brokerage, taxes and extraordinary expenses, to average net assets of Class C shares did not exceed 1.73%.

[10]

As a result of a contractual limitation, effective March 5, 2007 until May 1, 2008, the ratio of expenses, other than brokerage, taxes and extraordinary expenses, to average net assets of Class C shares did not exceed 1.64%.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class I Shares[1]	2012	2011	2010	2009[2]	2008[3]	2007[3,4]
Net asset value, beginning of year	$17.33	$16.26	$15.03	$13.22	$21.29	$21.77
Income (loss) from operations:
Net investment income	0.39	0.33	0.32	0.24	0.35	0.34
Net realized and unrealized gain (loss)	2.69	1.07	1.23	1.83	(7.66)	0.48

Total income (loss) from operations	3.08	1.40	1.55	2.07	(7.31)	0.82

Less distributions from:
Net investment income	(0.39)	(0.33)	(0.32)	(0.26)	(0.33)	(0.34)
Net realized gains	—	—	—	—	(0.43)	(0.96)

Total distributions	(0.39)	(0.33)	(0.32)	(0.26)	(0.76)	(1.30)

Net asset value, end of year	$20.02	$17.33	$16.26	$15.03	$13.22	$21.29
Total return[5]	17.89%	8.64%	10.44%	15.99%	(35.23)%	3.75%
Net assets, end of year (000s)	$389,564	$348,857	$355,400	$349,584	$327,822	$571,317
Ratios to average net assets:
Gross expenses	0.69%	0.67%	0.65%	0.70%[6]	0.61%	0.57%
Net expenses[7]	0.69 [8]	0.67 [8,9]	0.65 [8,9]	0.70 [6,8]	0.59 [10,11]	0.54 [10,11]
Net investment income	2.05	1.89	2.02	2.18 [6]	1.98	1.52
Portfolio turnover rate	11%	16%	19%	20%	23%	14%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period January 1, 2009 through October 31, 2009.
[3]	For the year ended December 31.
[4]	As of August 17, 2007, all Class I shares converted to Class O shares and Class O shares were redesignated as Class I shares.
[5]

Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.
[7]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[8]

As a result of an expense limitation arrangement, effective September 18, 2009, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class I shares did not exceed 0.90%. This expense limitation arrangement cannot be terminated prior to December 31, 2014 without the Board of Trustees’ consent.

[9]

As a result of a contractual expense limitation, effective December 21, 2009 until February 26, 2011, the ratio of expenses, other than brokerage, interest, taxes and extraordinary expenses, to average net assets of Class I shares did not exceed 0.71%. This contractual expense limitation superseded the expense limitation of 0.90% for Class I shares for the period December 21, 2009 until February 26, 2011.

[10]	Reflects fee waivers and/or expense reimbursements.
[11]

As a result of a contractual expense limitation, effective March 5, 2007 until May 1, 2008, the ratio of expenses, other than brokerage, taxes and extraordinary expenses, to average net assets of Class I shares did not exceed 0.56%.

See Notes to Financial Statements.

ClearBridge Large Cap Value Fund 2012 Annual Report

Notes to financial statements

1. Organization and significant accounting policies Legg Mason ClearBridge Large Cap Value Fund (effective January 1, 2013, the Fund will be known as ClearBridge Large Cap Value Fund) (the “Fund”) is a separate diversified investment series of Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the date the financial statements were issued.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. The valuations for fixed income securities (which may include, but are not limited to, corporate, government, municipal, mortgage-backed, collateralized mortgage obligations and asset-backed securities) and certain derivative instruments are typically the prices supplied by independent third party pricing services, which may use market prices or broker/dealer quotations or a variety of valuation techniques and methodologies. The independent third party pricing services use inputs that are observable such as issuer details, interest rates, yield curves, prepayment speeds, credit risks/spreads, default rates and quoted prices for similar securities. Short-term fixed income securities that will mature in 60 days or less are valued at amortized cost, unless it is determined that using this method would not reflect an investment’s fair value. When the Fund holds securities or other assets that are denominated in a foreign currency, the Fund will normally use the currency exchange rates as of 4:00 p.m. (Eastern Time). If independent third party pricing services are unable to supply prices for a portfolio investment, or if the prices supplied are deemed by the manager to be unreliable, the market price may be determined by the manager using quotations from one or more broker/dealers or at the transaction price if the security has recently been purchased and no value has yet been obtained from a pricing service or pricing broker. When reliable prices are not readily available, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities as determined in accordance with procedures approved by the Fund’s Board of Trustees.

The Board of Trustees is responsible for the valuation process and has delegated the supervision of the daily valuation process to the Legg Mason North American Fund Valuation Committee (the “Valuation Committee”). The Valuation Committee, pursuant to the policies adopted by the Board of Trustees, is responsible for making fair value determinations, evaluating the effectiveness of the Fund’s pricing policies, and reporting to the Board of Trustees. When determining the reliability of third party pricing information for investments owned by the Fund, the Valuation Committee, among other things, conducts due diligence reviews of pricing vendors, monitors the daily change in prices and reviews transactions among market participants.

The Valuation Committee will consider pricing methodologies it deems relevant and appropriate when making fair value determinations. Examples of possible methodologies include, but are not limited to, multiple of earnings; discount from market of a similar freely traded security; discounted cash-flow analysis; book value or a multiple thereof; risk premium/yield analysis; yield to maturity; and/or fundamental investment analysis. The Valuation Committee will also consider factors it deems relevant and appropriate in light of the facts and circumstances. Examples of possible factors include, but are not limited to, the type of security; the issuer’s financial statements; the purchase price of the security; the discount from market value of unrestricted securities of the same class at the time of purchase; analysts’ research and observations from financial institutions; information regarding any transactions or offers with respect to the security; the existence of merger proposals or tender offers affecting the security; the price and extent of public trading in similar securities of the issuer or comparable companies; and the existence of a shelf registration for restricted securities.

For each portfolio security that has been fair valued pursuant to the policies adopted by the Board of Trustees, the fair value price is compared against the last available and next available market quotations. The Valuation Committee reviews the results of such back testing monthly and fair valuation occurrences are reported to the Board of Trustees quarterly.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to discount estimated future cash flows to present value.

GAAP establishes a disclosure hierarchy that categorizes the inputs to valuation techniques used to value assets and liabilities at measurement date. These inputs are summarized in the three broad levels listed below:

•	Level 1—quoted prices in active markets for identical investments

•	Level 2—other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3—significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodologies used to value securities are not necessarily an indication of the risk associated with investing in those securities.

ClearBridge Large Cap Value Fund 2012 Annual Report

Notes to financial statements (cont’d)

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

ASSETS
Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Common stocks†	$722,369,797	—	—	$722,369,797
Short-term investments†	—	$7,487,000	—	7,487,000

Total investments	$722,369,797	$7,487,000	—	$729,856,797

†	See Schedule of Investments for additional detailed categorizations.

For the year ended October 31, 2012, as a result of the fair value pricing procedures for international equities utilized by the Fund, certain securities have transferred in and out of Level 1 and Level 2 measurements during the period. The Fund’s policy is to recognize transfers between levels as of the end of the reporting period. At October 31, 2012, securities valued at $8,289,495 were transferred from Level 2 to Level 1 within the fair value hierarchy.

(b) Repurchase agreements. The Fund may enter into repurchase agreements with institutions that its investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, the Fund acquires a debt security subject to an obligation of the seller to repurchase, and of the Fund to resell, the security at an agreed-upon price and time, thereby determining the yield during the Fund’s holding period. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian, acting on the Fund’s behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked-to-market and measured against the value of the agreement in an effort to ensure the adequacy of the collateral. If the counterparty defaults, the Fund generally has the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Fund seeks to assert its rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

The Fund does not isolate that portion of the results of operations resulting from fluctuations in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, other than investments in securities, on the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(d) Foreign investment risks. The Fund’s investments in foreign securities may involve risks not present in domestic investments. Since securities may be denominated in foreign currencies, may require settlement in foreign currencies or pay interest or dividends in foreign currencies, changes in the relationship of these foreign currencies to the U.S. dollar can significantly affect the value of the investments and earnings of the Fund. Foreign investments may also subject the Fund to foreign government exchange restrictions, expropriation, taxation or other political, social or economic developments, all of which affect the market and/or credit risk of the investments.

(e) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practicable after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults or a credit event occurs that impacts the issuer, the Fund may halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default or credit event.

(f) Distributions to shareholders. Distributions from net investment income of the Fund, if any, are declared and paid on a quarterly basis. Distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(g) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that share class.

(h) Compensating balance arrangements. The Fund has an arrangement with its custodian bank whereby a portion of the custodian’s fees is paid indirectly by credits earned on the Fund’s cash on deposit with the bank.

ClearBridge Large Cap Value Fund 2012 Annual Report

Notes to financial statements (cont’d)

(i) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal or state income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on income tax returns for all open tax years and has concluded that as of October 31, 2012, no provision for income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(j) Reclassification. GAAP requires that certain components of net assets be reclassified to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset value per share. During the current year, the following reclassifications have been made:

	Undistributed Net Investment Income	Accumulated Net Realized Loss
(a)	$2,432	$(2,432)

(a)	Reclassifications are primarily due to foreign currency transactions treated as ordinary income for tax purposes.

2. Investment management agreement and other transactions with affiliates Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Investments, LLC (formerly ClearBridge Advisors, LLC) (“ClearBridge”) is the Fund’s subadviser. Western Asset Management Company (“Western Asset”) manages the Fund’s cash and short-term instruments. LMPFA, ClearBridge and Western Asset are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays a base investment management fee subject to an increase or decrease depending on the extent, if any, to which the investment performance of the Fund exceeds or is exceeded by the investment record of the S&P 500 Index. The base fee is paid quarterly based on the following breakpoint schedule:

Average Daily Net Assets	Annual Rate
First $350 million	0.650%
Next $150 million	0.550
Next $250 million	0.525
Next $250 million	0.500
Over $1 billion	0.450

At the end of each calendar quarter, for each percentage point of difference between the investment performance of the class of shares of the Fund which has the lowest performance for the period and the S&P 500 Index over the last prior 12-month period, this base fee is adjusted upward or downward by the product of (i) 1/4 of 0.01% multiplied by (ii) the average daily net assets of the Fund for the 12-month period. If the amount by which the Fund outperforms or underperforms the S&P 500 Index is not a whole percentage point, a pro rata adjustment will be made. However, there will be no performance adjustment unless the investment performance of the Fund exceeds or is exceeded by the investment record of the S&P 500 Index by at least one percentage point. The maximum quarterly adjustment is 0.025%, which would occur if the Fund’s performance exceeds or is exceeded by S&P 500 Index by ten or more percentage points. For the rolling one-year periods ended December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012 and the rolling ten-month period ended October 31, 2012, the Fund’s performance varied from that of the S&P 500 Index performance by 1.10%, (1.79)%, (1.65)%, (0.54)% and (0.32)%, respectively. As a result, base management fees were decreased, in aggregate, by $38,548.

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments, which is provided by Western Asset. For their services, LMPFA pays ClearBridge and Western Asset an aggregate fee equal to 70% of the net management fee it receives from the Fund.

As a result of an expense limitation arrangement between the Fund and LMPFA, the ratio of expenses other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class I shares did not exceed 0.90%. This expense limitation arrangement cannot be terminated prior to December 31, 2014 without the Board of Trustees’ consent.

The investment manager is permitted to recapture amounts waived or reimbursed to the class during the same fiscal year if the class’ total annual operating expenses have fallen to a level below the expense limitation (“expense cap”) in effect at the time the fees were earned or the expenses incurred. In no case will the investment manager recapture any amount that would result, on any particular business day of the Fund, in the class’ total annual operating expenses exceeding the expense cap or any other lower limit then in effect.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within 12 months from purchase payment. This CDSC declines by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within 12 months from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within 18 months from purchase payment (or within 12 months for shares purchased prior to August 1, 2012). This CDSC only applies to those purchases of

ClearBridge Large Cap Value Fund 2012 Annual Report

Notes to financial statements (cont’d)

Class A shares, which, when combined with current holdings of other shares of funds sold by LMIS, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the year ended October 31, 2012, LMIS and its affiliates received sales charges of $14,928 on sales of the Fund’s Class A shares. In addition, for the year ended October 31, 2012, CDSCs paid to LMIS and its affiliates were:

	Class A	Class B	Class C
CDSCs	—	$2,919	$384

As of the close of business, March 2, 2007, the Fund assumed, due to the merger with Legg Mason Partners Large Cap Value Fund, an unfunded, non-qualified deferred compensation plan (the “Plan”) which allowed non-interested trustees (“Independent Trustees”) to defer the receipt of all or a portion of the trustees’ fees earned until a later date specified by the Independent Trustees. The deferred balances are reported in the Statement of Assets and Liabilities under Trustees’ fees payable and are considered a general obligation of the Fund and any payments made pursuant to the Plan will be made from the Fund’s general assets. The Plan was terminated effective January 1, 2006. This change will have no effect on fees previously deferred. As of October 31, 2012, the Fund had accrued $3,998 as deferred compensation payable.

All officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the year ended October 31, 2012, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$74,933,862
Sales	108,111,501

At October 31, 2012, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$230,533,838
Gross unrealized depreciation	(28,279,227)

Net unrealized appreciation	$202,254,611

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 requires enhanced disclosure about an entity’s derivative and hedging activities.

During the year ended October 31, 2012, the Fund did not invest in any derivative instruments.

5. Class specific expenses

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A,
Class B and Class C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and Class C shares calculated at the annual rate of 0.75% of the average daily net assets of each respective class. Service and distribution fees are accrued daily and paid monthly.

For the year ended October 31, 2012, class specific expenses were as follows:

	Service and/or Distribution Fees	Transfer Agent Fees
Class A	$706,728	$348,612
Class B	29,790	13,781
Class C	440,779	62,755
Class I	—	185,639

Total	$1,177,297	$610,787

6. Distributions to shareholders by class

	Year Ended October 31, 2012	Year Ended October 31, 2011
Net Investment Income:
Class A	$4,857,468	$4,394,624
Class B	18,944	24,326
Class C	435,266	412,710
Class I	7,588,485	6,939,120

Total	$12,900,163	$11,770,780

7. Shares of beneficial interest

At October 31, 2012, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each class of shares represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	Year Ended October 31, 2012		Year Ended October 31, 2011
	Shares	Amount	Shares	Amount
Class A
Shares sold	1,120,448	$21,256,874	1,371,041	$22,909,337
Shares issued on reinvestment	239,838	4,571,246	237,087	4,137,571
Shares repurchased	(2,399,533)	(44,934,438)	(3,177,523)	(55,953,260)

Net decrease	(1,039,247)	$(19,106,318)	(1,569,395)	$(28,906,352)

Class B
Shares sold	5,980	$107,917	15,578	$269,631
Shares issued on reinvestment	1,006	18,503	1,362	23,179
Shares repurchased	(104,290)	(1,911,132)	(128,012)	(2,198,400)

Net decrease	(97,304)	$(1,784,712)	(111,072)	$(1,905,590)

ClearBridge Large Cap Value Fund 2012 Annual Report

Notes to financial statements (cont’d)

	Year Ended October 31, 2012		Year Ended October 31, 2011
	Shares	Amount	Shares	Amount
Class C
Shares sold	73,166	$1,348,029	113,924	$1,934,089
Shares issued on reinvestment	22,602	419,827	23,448	400,560
Shares repurchased	(519,554)	(9,443,242)	(772,659)	(13,146,776)

Net decrease	(423,786)	$(7,675,386)	(635,287)	$(10,812,127)

Class I
Shares sold	686,724	$13,021,831	415,990	$7,355,593
Shares issued on reinvestment	318,255	6,056,053	313,966	5,470,370
Shares repurchased	(1,685,685)	(31,567,921)	(2,456,667)	(43,112,256)

Net decrease	(680,706)	$(12,490,037)	(1,726,711)	$(30,286,293)

8. Income tax information and distributions to shareholders

The tax character of distributions paid during the fiscal years ended October 31 was as follows:

	2012	2011
Distributions Paid From:
Ordinary income	$12,900,163	$11,770,780

As of October 31, 2012, the components of accumulated earnings on a tax basis were as follows:

Undistributed ordinary income — net	$259,468
Capital loss carryforward*	(60,948,785)
Other book/tax temporary differences(a)	(72,519)
Unrealized appreciation (depreciation)(b)	202,254,611

Total accumulated earnings (losses) — net	$141,492,775

*	During the taxable year ended October 31, 2012, the Fund utilized $30,976,083 of its capital loss carryforward available from prior years. As of October 31, 2012, the Fund had the following net capital loss carryforwards remaining:

Year of Expiration	Amount
10/31/2016	$(4,070,212)
10/31/2017	(56,878,573)

$(60,948,785)

These amounts will be available to offset any future taxable capital gains. However, $5,087,765 of the Fund’s capital loss carryforward is subject to an annual limitation of $1,017,553 due to a prior year reorganization.

(a)	Other book/tax temporary differences are attributable primarily to the tax deferral of losses on straddles and book/tax differences in the timing of the deductibility of various expenses.
(b)	The difference between book-basis and tax-basis unrealized appreciation (depreciation) is attributable primarily to the tax deferral of losses on wash sales.

ClearBridge Large Cap Value Fund

Report of independent registered public accounting firm

The Board of Trustees and Shareholders

Legg Mason Partners Equity Trust:

We have audited the accompanying statement of assets and liabilities of Legg Mason ClearBridge Large Cap Value Fund, a series of Legg Mason Partners Equity Trust, including the schedule of investments, as of October 31, 2012, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the three-year period then ended, for the period from January 1, 2009 to October 31, 2009, and for each of the years in the two-year period ended December 31, 2008. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 2012, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason ClearBridge Large Cap Value Fund as of October 31, 2012, the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the three-year period then ended, for the period from January 1, 2009 to October 31, 2009, and for each of the years in the two-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

New York, New York

December 18, 2012